INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 1st day of March, 2011, between Vanguard Convertible Securities Fund, a Delaware statutory trust (the “Trust”), and Oaktree Capital Management, L.P., a Delaware partnership (the “Advisor”).

W I T N E S S E T H

            WHEREAS the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, the Trust offers a series of shares known as Vanguard Convertible Securities Fund (the “Fund”); and

            WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as of August 17, 2004, which was amended and restated on March 1, 2007 (the “Prior Agreement”); and

WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

            NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1.         Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “Oaktree Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Oaktree Portfolio; to continuously review, supervise, and administer an investment program for the Oaktree Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein but shall not bear any other expenses in connection with performing the services hereunder.

3.         Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Oaktree Portfolio, and is directed to use its best efforts to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the Oaktree Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Board of Trustees and communicated to the Advisor in writing.

            On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

4.         Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.         Reports. The Fund agrees to furnish to the Advisor all current prospectuses, proxy statements, reports to shareholders, sales literature, and other materials prepared for distribution to the shareholders of the Fund or the public that refer in any way to the Advisor prior to the use of such materials and the Fund agrees that it will not use such materials if the Advisor reasonably objects in writing after receipt of such materials.  Notwithstanding the foregoing, the Fund shall not be required to furnish sales literature or marketing materials to the Advisor for review if such material is substantially similar to materials previously reviewed and approved by the Advisor. In addition, the Fund shall furnish such other information with regard to its affairs as the Advisor may reasonably request.

            The Advisor agrees to furnish to the Fund the most recent audited statement of financial condition of the Advisor and such other information with regard to its affairs as the Fund may reasonably request including, but not limited to, information regarding any change in the investment officers of the Advisor, including those who are responsible for managing the Oaktree Portfolio.

6.         Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as they relate to the services provided by the Advisor to the Fund pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Oaktree Portfolio.

7.         Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Actions or decisions regarding the Oaktree Portfolio may be the same as or different from actions or decisions which the Advisor, or any of its affiliates, or any of their respective officers, directors, or employees may take with respect to its other client accounts so long as the Advisor acts in good faith. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.         Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9.         Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.       Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and shall continue in effect for successive twelve-month periods, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

                     If to the Fund, at:

Vanguard Convertible Securities Fund
P.O. Box 2600
Valley Forge, PA 19482

Attention: Chris McIsaac
Telephone: 610-669-8055
Facsimile: 610-503-5855

If to the Advisor, at:
Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Larry Keele
Telephone: 213-830-6301
Facsimile: 213-830-6390

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.       Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12.       Confidentiality.  Each party hereto shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the other party (and in the case of the Fund, Vanguard) and shall not disclose any such information to any person, except that notwithstanding the previous sentence, each party may disclose such information (i) to its respective attorneys, accountants, directors, officers, advisory personnel, and members of any board of trustees, (ii) with the prior written consent of the other party, (iii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor or the Fund, as applicable, (iv) that is publicly available other than due to disclosure by it or its affiliates, or (v) becomes known to it from a source other than the other party.

13.       Proxy Policy. The Advisor acknowledges that Vanguard, at the direction of the Fund, will vote the shares of all securities that are held by the Fund.

14.              Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.              Indemnification.  Vanguard, on behalf of the Trust,  agrees to indemnify the Advisor and the Advisor’s officers, directors, and employees, as well as persons who control (as defined in Section 2(a)(9) of the 1940 Act) or are controlled by the Advisor (collectively, the “Indemnified Parties”) to the fullest extent permitted under law (taking into account any exemptive relief granted to Vanguard or the Fund) against any liabilities and expenses (including reasonable attorneys’ fees) that the Indemnified Parties may incur as a result of any (i) untrue statement of a material fact in any of the Fund’s registration statements relating to shares of the Fund or any other sales materials relating to the Fund, and all amendments thereto, or (ii) the omission of a material fact required to have been included in such registration statement or sales material, or necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon the oral or written information that the Indemnified Parties provided to Vanguard or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Oaktree Capital Management, LLC		Vanguard Convertible Securities Fund

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